As filed with the Securities and Exchange Commission on June 18, 2004

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Animas Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	23-2860912
(State or Other Jurisdiction of Incorporation or Operation)	(I.R.S. Employer Identification Number)

200 Lawrence Drive
West Chester, Pennsylvania PA 19380
(Address of Principal Executive Offices, including Zip Code)

Animas Corporation 1996 Incentive Stock Plan

Animas Corporation 1998 Equity Compensation Plan

Animas Corporation 2004 Equity Incentive Plan

Animas Corporation 2004 Employee Stock Purchase Plan

(Full Title of the Plan)

Katherine D. Crothall
President and Chief Executive Officer
200 Lawrence Drive
West Chester, Pennsylvania PA 19380
(610) 644-8990

(Name, Address And Telephone Number, Including Area Code, of Agent For Service)

Copies of communications to:
Barry M. Abelson
Pepper Hamilton LLP
3000 Two Logan Square
18th and Arch Streets
Philadelphia, PA 19103-2799
(215) 981-4000

CALCULATION OF REGISTRATION FEE

			Proposed maximum		Proposed maximum
	Amount to be		offering price per		aggregate offering	Amount of
Title of shares to be registered	registered (1)		share		price	registration fee
Common Stock ($.01 par value)	2,580,434	(2)	$7.01	(3)	$18,088,842	$2,291.86
Common Stock($.01 par value)	3,900,405	(4)	$20.50	(3)	$79,958,603	$10,130.76
Common Stock ($.01 par value)	500,000	(5)	$20.50	(3)	$10,250,000	$1,298.68
Total	6,978,056				$108,297,445	$13,721.30

(1)	Pursuant to Rule 416(b), there shall also be deemed covered hereby such additional shares as may result from anti-dilution adjustments which may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)	Consists of shares purchasable upon exercise of options outstanding as of the date hereof to purchase common stock under the 1996 Incentive Stock Plan and the 1998 Equity Compensation Plan, which amount may again become available for grant and issuance under the 2004 Equity Incentive Plan in the event the outstanding options expire or are forfeited prior to being exercised. There will be no further grants under the 1996 Incentive Stock Plan or the 1998 Equity Compensation Plan.

(3)	Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(h)(1) and (c) under the Securities Act of 1933 (the Securities Act). As to shares subject to outstanding but unexercised options, the price and fee are computed based upon the price at which such options may be exercised. As to the remaining shares, the price and fee are computed based upon $20.50, the average of the high and low prices for the common stock reported on the NASDAQ National Market on June 15, 2004.

(4)	Consists of 3,900,405 shares issuable under the 2004 Equity Incentive Plan.

(5)	Consists of 500,000 shares issuable under the Employee Stock Purchase Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plans as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”), but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

     Animas Corporation (the “Registrant”) will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to Animas Corporation, 200 Lawrence Drive, West Chester, Pennsylvania 19380, Attention: Richard A. Baron, Vice President and Chief Financial Officer; telephone number (610) 644-8990.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents which have been filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

     (a) The Registrant’s prospectus dated May 20, 2004 filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933.

     (b) The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on April 8, 2004, together with Amendment No. 1 on Form 8-A/A filed with the Commission on April 29, 2004, and including any amendments or reports filed for the purpose of updating such description in which there is described the terms, rights and provisions applicable to our Common Stock.

     All documents filed by the Registrant or the Plans pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Article NINTH of our amended and restated certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

     Article VII of our bylaws provides for the indemnification of directors and officers to the fullest extent permissible under Delaware law.

     In an underwriting agreement signed in conjunction with the registration of the Registrant’s shares pursuant to Form S-1, as amended, the Company entered into an Underwriting Agreement which provides for indemnification by the underwriters named in the registration statement on Form S-1, as amended, of our executive officers, directors, and us, for certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing for inclusion in the registration statement.

     The Registrant will purchase and maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7. Exemption From Registration Claimed.

     Not applicable.

Item 8. Exhibits.

5.1	Opinion and Consent of Pepper Hamilton LLP as to the validity of the securities being registered.

10.1	Animas Corporation 1996 Stock Incentive Plan (Incorporated herein by reference to Exhibit 10.7 to the Registrant’s Registration Statement No. 333-113008 on Form S-1, as amended).

10.2	Animas Corporation 1998 Equity Compensation Plan (Incorporated herein by reference to Exhibit 10.8 to the Registrant’s Registration Statement No. 333-113008 on Form S-1, as amended).

10.3	Animas Corporation 2004 Equity Incentive Plan (Incorporated herein by reference to Exhibit 10.9 to the Registrant’s Registration Statement No. 333-113008 on Form S-1, as amended).

10.4	Animas Corporation 2004 Employee Stock Purchase Plan (Incorporated herein by reference to Exhibit 10.10 to the Registrant’s Registration Statement No. 333-113008 on Form S-1, as amended).

23.1	Consent of KPMG LLP.

23.2	Consent of Pepper Hamilton LLP (See Exhibit 5.1 hereto).

24.1	Powers of Attorney.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Chester, State of Pennsylvania, on June 17, 2004.

Animas Corporation
By: /s/ Katherine D. Crothall

Katherine D. Crothall President and Chief Executive Officer

POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints Katherine D. Crothall and Richard Baron his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Katherine D. Crothall Katherine D. Crothall	President, Chief Executive Officer and Director (Principal Executive Officer)	June 17, 2004

/s/ Richard Baron Richard Baron	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	June 17, 2004

/s/ Edward Cahill Edward Cahill	Director	June 17, 2004

/s/ Graeme Crothall Graeme Crothall	Director	June 16, 2004

/s/ William A. Graham IV William A. Graham IV	Director	June 17, 2004

/s/ Thomas Morse Thomas Morse	Director	June 17, 2004

/s/ A. Peter Parsons A. Peter Parsons	Director	June 15, 2004

/s/ David Joseph David Joseph	Director	June 15, 2004

/s/ John McDonough John McDonough	Director	June 17, 2004

EXHIBIT INDEX

Exhibits
5.1	Opinion and Consent of Pepper Hamilton LLP as to the validity of the securities being registered.
23.1	Consent of KPMG LLP.
23.2	Consent of Pepper Hamilton LLP (See Exhibit 5.1 hereto).
24.1	Powers of Attorney (Included on page 7).